Exhibit 3.9
CERTIFICATE OF INCORPORATION
OF
GARDEN CITY MEDICAL INC.
FIRST
     The name of the Corporation is Garden City Medical Inc.
SECOND
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of Newcastle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD
     The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. In connection therewith, the Corporation shall possess and exercise all of the powers and privileges granted by the Delaware General Corporation Law or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
FOURTH
     The total number of shares of stock which the Corporation shall have the authority to issue is Three Thousand (3,000) shares of Common Stock, $.01 par value per share.
FIFTH
     The name and mailing address of the sole incorporator of the Corporation is as follows:

NAME	MAILING ADDRESS
Gregory J. Dziak	1400 McDonald Investment Center
800 Superior Avenue
Cleveland OH 44114
SIXTH
     The board of directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH
     Section 203 of the Delaware General Corporation Law shall not apply to any business combination (as defined in Section 203(c)(3) of the Delaware General Corporation Law, as amended from time to time, or in any successor thereto, however denominated) in which the Corporation shall engage.
EIGHTH
     The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director; provided, that such director liability shall not be limited or eliminated (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
NINTH
A. Indemnification of Directors and Officers. Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suite or proceeding, whether civil, criminal, administrative or investigative (hereunder a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in, the case of any such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, amounts owed under ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section B of this Article, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part hereof) was authorized by the Board and by Special Board Approval. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of he final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Company may, by action of its board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.
B. Unpaid Indemnification Claims. If a claim under Section A of this Article is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if unsuccessful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the company (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
C. Rights Not Exclusive. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise.
D. Directors and Officers Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the company would have the power to indemnify such person against such expense, liability or loss under the Delaware Corporation Law.
E. Construction. As used in this Article, references to “the Company” shall include, in addition to the resulting or surviving corporation, any constituent corporation absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

F. Severability. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director, officer, employee and agent of the company as to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding and an action by the Company, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated or by any other applicable law.
     THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true under penalties of perjury, and accordingly I have hereunto set my hand this October 26, 1999.

/s/ Gregory J. Dziak

Gregory J. Dziak
Sole Incorporator